EXHIBIT 99.1

May 9, 2005

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

•	Midstream business benefited from strong commodity prices and increased volumes

•	Power Generation business benefited from stronger pricing in the Midwest and Northeast, with volumes impacted by planned outage at Baldwin Energy Complex unit

•	Results impacted by charges related to previously announced self-restructuring accomplishments:

•	Settlement of shareholder class action litigation

•	Restructuring of Independence power tolling arrangement

•	Liquidity of $968 million sufficient to fund settlements and support ongoing business operations

HOUSTON (May 9, 2005) – Dynegy Inc. (NYSE: DYN) today reported a net loss applicable to common shareholders of $267 million, or $0.70 per diluted share, for the first quarter 2005, compared to net income applicable to common shareholders of $65 million and diluted earnings per share of $0.14 for the first quarter 2004.

The year-over-year decrease in net income primarily resulted from two after-tax charges totaling $265 million, which have been previously disclosed. These items included a $156 million settlement of the company’s shareholder class action litigation and a $109 million charge associated with the restructuring of the Independence power tolling arrangement.

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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“Our three years of self-restructuring came to an end in the first quarter with the successful resolution of legacy issues that, importantly, enable us to now focus on growth opportunities,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “By resolving the shareholder class action litigation, we took responsibility for issues related to the past and eliminated the considerable risk that the litigation posed to the company. In addition, the Baldwin consent decree, once finalized, will ensure the long-term viability of our Midwest coal-fired fleet by clearing the company of overhanging environmental litigation.

“The first quarter was also marked by the first growth by acquisition opportunity since our self-restructuring began,” Williamson added. “Our acquisition of Sithe Energies was a unique and innovative way to create value for our investors by restructuring a significant toll obligation, while strengthening our Power Generation portfolio in the favorable Northeast market.

“In terms of our operational performance, once again our core businesses had strong results. Midstream continued to realize benefits associated with favorable commodity prices and increased volumes, while the reliable operation of our Power Generation assets in the Midwest and Northeast enabled them to capture stronger regional power prices,” Williamson said. “By delivering operational results and completing all of our significant self-restructuring milestones, the company is better positioned to pursue growth opportunities that will enhance Dynegy’s value for investors.”

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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Year-Over-Year Comparison

A comparison of the company’s first quarter 2005 and first quarter 2004 is contained in the table below (in millions of dollars, except per share amounts):

	1Q 2005	1Q 2004
Income (loss) from continuing operations	$(422)	$27
Income tax benefit	157	29
Income from discontinued operations, net of tax	3	14

Net income (loss)	(262)	70
Preferred stock dividends	5	5

Net income (loss) applicable to common stockholders	$(267)	$65

Basic earnings (loss) per share	$(0.70)	$0.17
Diluted earnings (loss) per share	$(0.70)	$0.14

Quarterly Business Segment Results

Following are business segment financial results compared to the first quarter 2004. Because Illinois Power was sold to Ameren Corporation in the third quarter 2004, Regulated Energy Delivery results are not included in the company’s 2005 business segment discussions. However, 2004 financials include results from the Regulated Energy Delivery business.

Power Generation

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the Power Generation business was $109 million for the first quarter 2005, compared to $139 million for the first quarter 2004. Results were primarily impacted by lower equity earnings contributed by West Coast Power as a result of the expiration of a contract with the California Department of Water Resources in December 2004. Power Generation benefited from stronger power prices in the Midwest and Northeast regions. However, this favorability was partially offset by lower volumes due to planned maintenance at a unit of the company’s Baldwin Energy Complex in Illinois, which has since been completed and brought back into full service. Other offsetting factors related to the

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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increase in operating expenses and decreased volumes in the Northeast. These factors were attributed to an increase in the cost of fuel oil and emission allowances used at the company’s Roseton facility in New York.

During the first quarter, Power Generation volumes included the power generated by the Independence station in upstate New York, which was acquired through the Sithe Energies transaction in January 2005. The acquisition included a 750-megawatt firm capacity sales agreement with Con Edison, a subsidiary of Consolidated Edison, Inc., through 2014. The capacity sales agreement will provide annual cash receipts of approximately $100 million.

For the three months ended March 31, 2005, cash flow from operations was $91 million, while capital expenditures were $40 million and business acquisition costs related to the Sithe Energies transaction were $120 million. Free cash flow for the Power Generation segment was an outflow of $69 million.

Midstream

EBITDA from the Midstream business was $77 million for the first quarter 2005, compared to $85 million for the first quarter 2004. First quarter 2004 results included a $17 million gain on the sale of the company’s interest in the Hackberry LNG project.

First quarter 2005 results benefited from higher commodity prices, volumes and margins than were reported for the first quarter 2004. The average natural gas price of $6.27 per million British thermal units represented a 10 percent increase compared to the first quarter 2004. The average crude oil price of $47.93 per barrel was 38 percent higher than the first quarter 2004, while the average natural gas liquids price of $0.78 per gallon was 26 percent higher than the first quarter 2004.

Gross natural gas liquids volumes processed by the company’s field and straddle plants in the first quarter 2005 increased 6 percent to 86.3 thousand barrels per day compared to 81.8 thousand barrels per day in the first quarter 2004. Of these volumes, field processing volumes were 55.5 thousand barrels per day, which is a slight increase

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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over the previous year when adjusted for non-core asset sales. In addition, straddle plant volumes were 30.8 thousand barrels per day, which reflects a moderately profitable fractionation spread.

For the three months ended March 31, 2005, cash flow from operations was $69 million, while capital expenditures were $10 million. Free cash flow for the Midstream segment was an inflow of $59 million.

Customer Risk Management

Loss before interest, taxes and depreciation and amortization from the Customer Risk Management business totaled $187 million for the first quarter 2005, compared to EBITDA of $7 million for the first quarter 2004. The loss in the first quarter 2005 primarily resulted from a $183 million charge resulting from the restructuring of the Independence power tolling arrangement.

The company’s Customer Risk Management business, including obligations associated with its remaining power tolling arrangements and gas transportation arrangements, will continue to have a negative effect on its consolidated results of operations and cash flows until the related obligations have been satisfied or restructured. The company continues to pursue opportunities to terminate or restructure its remaining obligations.

Other

In the Other segment, which consists primarily of general and administrative expenses, the company recorded a $242 million loss before interest, taxes and depreciation and amortization for the first quarter 2005, compared to a $29 million loss before interest, taxes and depreciation and amortization for the first quarter 2004. The loss in 2005 related to a $222 million charge recorded in the first quarter 2005 associated with the previously disclosed settlement of the company’s shareholder class action litigation and associated legal expenses.

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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The company’s interest expense decreased by $32 million to $100 million for the first quarter 2005 primarily as a result of the sale of Illinois Power in the third quarter 2004.

The 2005 tax benefit from continuing operations of $157 million reflects a 37 percent effective tax rate. The 2004 tax benefit from continuing operations was $29 million, which included a $39 million release of a deferred tax valuation allowance related to gains on asset sales. After adjusting for this item, the effective tax rate for 2004 was also 37 percent.

Liquidity

As of March 31, 2005, Dynegy’s liquidity was $968 million. This consisted of $371 million in cash on hand and $597 million in unused availability under the company’s $700 million revolving bank credit facility.

The most significant cause for the decrease in cash on hand as compared to the $628 million balance on Dec. 31, 2004 related to the acquisition of Sithe Energies.

To date, the revolving credit facility has been used exclusively to support the issuance of letters of credit. Accordingly, as of March 31, there were no borrowings outstanding under this facility. Total collateral posted as of March 31, 2005, including cash and letters of credit, was approximately $483 million, up $13 million since Dec. 31, 2004.

During the second quarter 2005, the company began to transition from cash collateral to letters of credit in order to replenish cash balances following the payments to acquire Sithe Energies and to settle the shareholder class action lawsuit.

Cash Flow

Cash flow from operations, including working capital changes, totaled an outflow of $34 million for the three months ended March 31, 2005. This consisted of $160 million from the Power Generation and Midstream businesses. Cash outflows of $26 million from the Customer Risk Management business primarily resulted from capacity

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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payments that exceeded realized margins on the company’s power tolling arrangements, as well as a final payment to exit four natural gas transportation contracts. An additional $168 million in cash outflows primarily related to interest payments and general and administrative expenses in the company’s Other business segment.

Cash flow from investing activities for the three months ended March 31, 2005 totaled an outflow of $179 million. This consisted of $54 million in capital expenditures and $120 million in business acquisition costs related to the Sithe Energies transaction, as well as a $5 million payment to Ameren related to working capital adjustments in connection with the Illinois Power sale.

For the three months ended March 31, 2005, Dynegy’s free cash flow was an outflow of $213 million, which consisted of cash flows from operations, plus cash flows from investing activities.

2005 Earnings Guidance Estimate

With today’s announcement of first quarter 2005 earnings, management is revising its 2005 earnings and cash flow guidance estimates last updated on Feb. 24, 2005. The company’s new estimate of net loss from its core businesses is a range of $145 million to $130 million, compared to the previously announced estimated loss of $199 million to $183 million. This improvement of approximately $54 million is primarily based on improved results from the company’s core energy businesses, which are benefiting from overall improvements in power and commodity prices.

The Independence toll settlement charge originally estimated to be $220 million in the Power Generation business segment has been adjusted to $183 million and has been reclassified in the Customer Risk Management segment. Additionally, as previously noted, the company realized a one-time, pre-tax charge of $222 million related to the previously disclosed settlement of the company’s shareholder class action litigation and associated legal expenses. As a result, the company’s revised guidance on a GAAP basis is a net loss of $410 million to $395 million, compared to the previously announced estimated net loss of $335 million to $319 million.

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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The company expects core business operating cash flow in 2005 to be a range of $315 million to $330 million, compared to the previous range of $200 million to $215 million. This change is primarily a result of increased revenues related to higher power and commodity prices, as well as an additional $100 million in cash collateral returns as the company begins substituting letters of credit for cash to replenish its cash balance. Core business cash inflows are partially offset by other changes in working capital.

Investor Conference Call/Web Cast

Dynegy will discuss its first quarter results during an investor conference call and web cast today at 9 a.m. ET/8 a.m. CT. In addition, the company will discuss its announcement today that it is evaluating strategic alternatives for its Midstream business. Participants may access the web cast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to markets and customers throughout the United States. Through its energy businesses, Power Generation and Midstream, the company owns and operates a diverse portfolio of assets, including power plants totaling more than 13,000 megawatts of net generating capacity and gas processing plants that process approximately 1.6 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the ongoing effects of Dynegy’s customer risk management business, the ability to terminate or satisfy remaining power tolling agreements, the sufficiency of Dynegy’s liquidity to fund settlements and support ongoing business operations, the ability to pursue strategic growth opportunities and Dynegy’s estimated financial results for 2005. Historically, Dynegy’s performance has deviated, in some cases materially, from its earnings and cash flow targets, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these targets on a quarterly basis, it does not intend to update these targets during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law. Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in

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DYNEGY ANNOUNCES FIRST QUARTER 2005 RESULTS

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commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on Dynegy’s results of operations; the effects of weather on Dynegy’s asset-based businesses and the demand for Dynegy’s products and services; Dynegy’s ability to successfully complete its exit from the customer risk management business and fund the costs associated with this exit; Dynegy’s ability to achieve its financial and operational goals associated with the Sithe Energies acquisition; Dynegy’s ability to operate its businesses efficiently and within the confines of the company’s tightly managed capital spending program; Dynegy’s ability to address its substantial leverage; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; Dynegy’s liquidity and its effect on the ability to fund increased interest costs associated with Dynegy’s capital structure; the impacts of hedging; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to achieve the cost savings targets associated with its ongoing initiatives; Dynegy’s ability to fund the environmental projects mandated by the Baldwin consent decree and the remaining settlement payments required by the shareholder class action settlement agreement; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets and master netting agreement matters. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, as amended, including its Annual Report on Form 10-K for the year ended Dec. 31, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. DYNF

DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2005	2004
Revenues	$1,499	$1,657
Cost of sales, exclusive of depreciation and amortization shown separately below	(1,479)	(1,378)
Depreciation and amortization expense	(75)	(88)
Impairment and other charges	1	(16)
Gain (loss) on sale of assets, net	(1)	2
General and administrative expenses	(269)	(69)

Operating income (loss)	(324)	108
Earnings from unconsolidated investments	4	40
Interest expense	(100)	(132)
Other income and expense, net	(2)	11

Income (loss) from continuing operations before income taxes	(422)	27
Income tax benefit	157	29

Income (loss) from continuing operations	(265)	56
Income from discontinued operations, net of tax	3	14

Net income (loss)	$(262)	$70

Less: Preferred stock dividends	5	5

Net income (loss) applicable to common stockholders	$(267)	$65

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$(243)	$267
Basic earnings (loss) per share:
Income (loss) from continuing operations (2)	$(0.71)	$0.14
Income from discontinued operations	0.01	0.03

Basic earnings (loss) per share	$(0.70)	$0.17

Diluted earnings (loss) per share:
Income (loss) from continuing operations (2)	$(0.71)	$0.11
Income from discontinued operations	0.01	0.03

Diluted earnings (loss) per share	$(0.70)	$0.14

Basic shares outstanding	379	376
Diluted shares outstanding	505	502

(1)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Other income and expense, net; and Income from discontinued operations (pre-tax). Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income (loss) and Net income (loss) for the periods presented is included below.

	Three Months Ended March 31,
	2005	2004
Operating income (loss)	$(324)	$108
Add: Depreciation and amortization expense, a component of operating income (loss)	75	88
Earnings from unconsolidated investments	4	40
Other income and expense, net	(2)	11
Income from discontinued operations, pre-tax	4	20

Earnings (losses) before interest, taxes, and depreciation and amortization (EBITDA)	(243)	267

Less: Depreciation and amortization expense, a component of operating income (loss)	(75)	(88)
Interest expense	(100)	(132)
Income tax benefit from continuing operations	157	29
Income tax expense from discontinued operations	(1)	(6)

Net income (loss)	$(262)	$70

(2)	See “Reported Unaudited Basic and Diluted Earnings (Loss) Per Share From Continuing Operations” for a reconciliation of basic earnings (loss) per share from continuing operations to diluted earnings (loss) per share from continuing operations.

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2005	2004
Income (loss) from continuing operations	$(265)	$56
Less: convertible preferred stock dividends	5	5

Income (loss) from continuing operations for basic earnings (loss) per share	(270)	51
Effect of dilutive securities:
Interest on convertible subordinated debentures	2	1
Dividends on Series C convertible preferred stock	5	5

Income (loss) from continuing operations for diluted earnings (loss) per share	$(263)	$57

Basic weighted-average shares	379	376

Effect of dilutive securities:
Stock options and restricted stock	2	2
Convertible subordinated debentures	55	55
Series C convertible preferred stock	69	69

Diluted weighted-average shares	505	502

Earnings (loss) per share from continuing operations:
Basic	$(0.71)	$0.14

Diluted (1)	$(0.71)	$0.11

(1)	When an entity has a net loss from continuing operations, SFAS No. 128, “Earnings per Share,” prohibits the inclusion of potential common shares in the computation of diluted per-share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the three months ended March 31, 2005.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$60					$60
Natural Gas Liquids
Upstream		$45				45
Downstream		14				14
Regulated Energy Delivery			$—			—
Customer Risk Management				$(192)		(192)
Other					$(251)	(251)

Operating income (loss)	60	59	—	(192)	(251)	$(324)
Earnings from unconsolidated investments	2	2	—	—	—	4
Other items, net	—	(5)	—	1	2	(2)
Income from discontinued operations, pre-tax	—	—	—	4	—	4

	62	56	—	(187)	(249)	(318)
Add: Depreciation and amortization expense, a component of operating income (loss)	47	21	—	—	7	75

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$109	$77	$—	$(187)	$(242)	$(243)
Less: Depreciation and amortization expense, a component of operating income (loss)						(75)
Interest expense						(100)

Pre-tax loss						(418)
Income tax benefit						156

Net loss						$(262)

	Three Months Ended March 31, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$53					$53
Natural Gas Liquids
Upstream		$35				35
Downstream		32				32
Regulated Energy Delivery			$54			54
Customer Risk Management				$(13)		(13)
Other					$(53)	(53)

Operating income (loss)	53	67	54	(13)	(53)	$108
Earnings from unconsolidated investments	38	2	—	—	—	40
Other items, net	—	(4)	1	3	11	11
Income from discontinued operations, pre-tax	—	—	—	17	3	20

	91	65	55	7	(39)	179
Add: Depreciation and amortization expense, a component of operating income (loss)	48	20	10	—	10	88

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$139	$85	$65	$7	$(29)	$267
Less: Depreciation and amortization expense, a component of operating income (loss)						(88)
Interest expense						(132)

Pre-tax income						47
Income tax benefit						23

Net income						$70

(1)	See Note (1) to “Reported Unaudited Condensed Consolidated Statements of Operations.” EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Other income and expense, net; and Income from discontinued operations (pre-tax). Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income tax benefit, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Legal and settlement charges (1)	$—	$—	$—	$—	$(222)	$(222)
Independence toll settlement charge (2)	—	—	—	(183)	—	(183)

Total	$—	$—	$—	$(183)	$(222)	$(405)

	Three Months Ended March 31, 2004
	GEN	NGL	REG	CRM	Other	Total
Discontinued operations (3)	$—	$—	$—	$17	$3	$20
Gain on sale of Hackberry LNG (4)	—	17	—	—	—	17
Loss on sale of Illinois Power (5)	—	—	(21)	—	—	(21)
Legal and settlement charges (6)	2	—	(2)	—	(15)	(15)
Taxes (7)	—	—	—	—	39	39

Total	$2	$17	$(23)	$17	$27	$40

(1)	We recognized a pre-tax loss of approximately $222 million ($156 million after-tax) related to the settlement of our class action shareholder lawsuit. This loss is included in General and administrative expenses.

(2)	We recognized a pre-tax loss of approximately $183 million ($109 million after-tax) related to the Independence toll settlement charge following our acquisition of ExRes SHC, Inc., the parent company of Sithe Energies, Inc. and Sithe \ Independence Power Partners, L.P. This loss is included in Cost of sales.

(3)	We recognized a pre-tax gain of approximately $20 million ($14 million after-tax) related to discontinued operations. The gain consists primarily of a $17 million pre-tax gain on our UK CRM business and a $3 million pre-tax gain associated with our global communications business.

(4)	We recognized a pre-tax gain of approximately $17 million ($11 million after-tax) on the sale of our remaining financial interest in the Hackberry LNG project. The gain is included in Gain (loss) on sale of assets, net.

(5)	We recognized a pre-tax loss of approximately $21 million ($13 million after-tax) related to expenses expected to be incurred in connection with the sale of Illinois Power. The loss is included in Gain (loss) on sale of assets, net, and Impairment and other charges.

(6)	We recognized a pre-tax loss of approximately $15 million ($9 million after-tax) related to increased legal and settlement charges. The loss is primarily included in General and administrative expenses and Impairment and other charges.

(7)	We recognized an income tax benefit of approximately $39 million for the release of a deferred tax capital gains valuation allowance related to gains on asset sales. The benefit of $39 million is included in Income tax benefit.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(UNAUDITED) (IN MILLIONS)

	Three Months Ended March 31, 2005
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$91	$69	$—	$(26)	$(168)	$(34)
Capital Expenditures	(40)	(10)	—	—	(4)	(54)
Business Acquisition Costs	(120)	—	—	—	—	(120)
Proceeds from Asset Sales (1)	—	—	(5)	—	—	(5)

Free Cash Flow (2)	$(69)	$59	$(5)	$(26)	$(172)	$(213)

	Three Months Ended March 31, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$162	$121	$140	$(85)	$(171)	$167
Capital Expenditures	(14)	(9)	(28)	—	(2)	(53)
Proceeds from Asset Sales	6	17	—	—	—	23

Free Cash Flow (2)	$154	$129	$112	$(85)	$(173)	$137

(1)	During the first quarter 2005, we paid approximately $5 million to Ameren related to the working capital adjustment for our sale of Illinois Power.

(2)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures and business acquisition costs, net, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended March 31,
	2005	2004
GEN
Million Megawatt Hours Generated - Gross	8.8	10.6
Million Megawatt Hours Generated - Net	8.4	10.1

Average Natural Gas Price - Henry Hub ($/MMBtu) (1)	$6.39	$5.61
Average On-Peak Market Power Prices ($/MWh):
Cinergy	$49	$42
Commonwealth Edison (NI Hub)	$49	$41
Southern	$49	$43
New York - Zone G	$70	$64
New York - Zone A	$58	$56
ERCOT	$51	$41
SP-15	$56	$48

NGL
Field Plant Gross NGL Production (MBbls/d)	55.5	57.9
Straddle Plant Gross NGL Production (MBbls/d)	30.8	23.9

Total Gross NGL Production	86.3	81.8

Natural Gas (Residue) Sales (BBtu/d)	184.1	217.1

Natural Gas Field Plant Inlet Volumes (MMCFD)	518.1	566.4
Natural Gas Straddle Plant Inlet Volumes (MMCFD)	1,340.1	867.4

Total Natural Gas Inlet Volumes	1,858.2	1,433.8

Fractionation Volumes (MBbls/d)	160.6	185.0
Natural Gas Liquids Sold (MBbls/d)	294.5	301.4

Average Commodity Prices:
Crude Oil - WTI ($/Bbl)	$47.93	$34.77
Natural Gas - Henry Hub ($/MMBtu) (2)	$6.27	$5.69
Natural Gas Liquids ($/Gal)	$0.78	$0.62
Fractionation Spread ($/MMBtu) - daily	$2.33	$1.39

REG (3)
Electric Sales in KWH (Millions):
Residential	—	1,455
Commercial	—	1,054
Industrial	—	1,320
Transportation of Customer-Owned Electricity	—	629
Other	—	98

Total Electricity Delivered	—	4,556

Gas Sales in Therms (Millions):
Residential	—	160
Commercial	—	58
Industrial	—	19
Transportation of Customer-Owned Gas	—	69

Total Gas Delivered	—	306

Heating Degree Days - Actual	—	2,708
Heating Degree Days - 10 year rolling average	—	2,678

(1)	Calculated as the average of the daily gas prices for the period.

(2)	Calculated as the average of the first of the month prices for the period.

(3)	Effective September 30, 2004, we sold Illinois Power, our regulated utility, to Ameren.

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DYNEGY INC.

2005 EARNINGS GUIDANCE ESTIMATES (1)

(IN MILLIONS)

	GEN	NGL	CRM	OTHER	Total Core Business	Non-Core (3)	Total
EBITDA (2)	$395-405	$305-315	($70)	$(95-90)	$535-560	($405)	$130-155
Depreciation and Amortization	(210)	(85)	—	(15)	(310)	—	(310)
Interest Expense					(435)	—	(435)
Income Tax Benefit					87-77	140	227-217
Preferred stock dividends					(22)	—	(22)

Net Loss					$(145-130)	($265)	$(410-395)

2005 CASH FLOW GUIDANCE ESTIMATES (1)
(IN MILLIONS)

	GEN	NGL	CRM	OTHER	Total Core Business	Non-Core (5)	Total
Cash Flow from Operations	$465-470	$325-330	($5)	$(470-465)	$315-330	($303)	$12-27
Capital Expenditures and Business Acquisitions	(160)	(50)	—	(6)	(216)	(183)	(399)
Proceeds from Asset Sales	—	—	—	—	—	105	105

Free Cash Flow (4)	$305-310	$275-280	($5)	$(476-471)	$99-114	($381)	$(282-267)

(1)	Estimates are provided as a guide for forecasted 2005 consolidated results on an as-reported GAAP basis. Forecasted segment results are intended to reflect management's estimate of the breakdown of its consolidated results and are subject to change. Estimates do not incorporate assumptions for potential items such as legal settlements, tolling settlements, capital-raising activities or other restructuring events.

(2)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Other income and expense, net; and Income from discontinued operations (pre-tax). Consolidated EBITDA can be reconciled to Net income (loss) using the following calculation: Net income (loss) less Income from discontinued operations and Income tax benefit from continuing operations, plus Interest expense and Depreciation and amortization expense. Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income (loss) and cash flow from operations.

(3)	The following summarizes the items included in Non-core business in our earnings guidance estimate.

	EBITDA	Income Tax Benefit	Net loss
Independence toll settlement charge (CRM segment)	$(183)	$74	$(109)
Legal and settlement charges (Other segment)	(222)	66	(156)

Total	$(405)	$140	$(265)

(4)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures and business acquisition costs, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

(5)	The following summarizes the items included in Non-core business in our cash flow guidance estimate.

	Cash Flow from Operations	Capital Exp. and Business Acq.	Proceeds from Asset Sales	Free Cash Flows
ANR/Middleton Gas Payment (CRM segment)	$(26)	$—	$—	$(26)
Sithe Energies Acquisition (GEN segment)	—	(120)	—	(120)
Baldwin Escrow Release / Asset Sales (Other segment)	—	—	110	110
Legal and settlement charges (Other segment)	(268)	—	—	(268)
Illinois Power Working Capital / Other (Other segment)	(9)	—	(5)	(14)
Development Capital Expenditures (All segments)	—	(63)	—	(63)

Total	$(303)	$(183)	$105	$(381)

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